AMENDED AND RESTATED
CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (the “Agreement”) by and between Power 3 Medical Products, Inc., a New York corporation (the “Company”), and Bronco Technology, Inc. (“BTI”) is executed the 1 day of June, 2009 and shall be effective for all purposes as of June 1, 2009 (the “Effective Date”).

RECITALS

WHEREAS, the Company and BTI previously entered into that certain Consulting Agreement dated as of September 7, 2008 (the “Original Agreement”);

WHEREAS, the Company is contracting to receive the services of Helen R. Park, CEO of BTI (the “Officer”), as Interim CEO of Power3 Medical Products, Inc.

WHEREAS, the Officer has a background in biotechnology business consulting, planning, and reorganization and is willing to provide services to the Company through BTI based on this background.

WHEREAS, the Company and BTI desire to amend the Original Agreement and update the provisions of the Original Agreement to reflect the parties’ mutual understanding and intent and to restate the Original Agreement, as amended, in its entirety.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein provided, the parties hereto agree as follows:

1.            CONSULTING TERMS

1.1           Term.  The Company hereby contracts with BTI for the Officer to serve as Interim Chief Executive Officer, and BTI on behalf of the Officer hereby accepts to serve as Interim Chief Executive Officer with the Company, all in accordance with the terms and conditions hereof, for a term commencing on June 1, 2009 and terminating on May 31, 2011.

1.2           Position and Duties.

(a)            The Company has by action of its Board of Directors appointed the Officer to the position of Interim Chief Executive Officer, reporting to the Board of Directors of the Company, on a consulting basis.

(b)            The Officer shall be responsible for such duties including, but not limited to, management, business planning, and marketing services.

1.3           Performance of Duties.

(a)            At all times prior to the Termination Date, the Officer (i) shall devote her full business time, energies, best efforts, and attention to the business of the Company, (ii) shall faithfully and diligently perform the duties of her responsibilities with the Company, and (iii) shall do all reasonably in her power to promote, develop, and extend the business of the Company.

(b)           The Officer shall perform her duties in accordance with all applicable laws, rules, or regulations that apply to the Company and/or its business, assets (real or personal), or employees.

(c)           During the term of the Agreement, the Company shall provide the support services to the Officer, including office space, use of staff and administrative support, and office supplies.

1.4           Relationship of Parties.  The Company and BTI mutually understand that BTI and the Officer are independent contractors with respect to the Company, and are not employees of the Company.  The Company, will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of BTI or the Officer.

2.            COMPENSATION.

2.1           Monthly Services Payment.

(a)           For so long as the Officer is providing services to the Company, the Company agrees to pay to BTI, and BTI shall accept from the Company, for all of the services rendered by the Officer pursuant to the Agreement, a compensation payment of Eight Thousand Three Hundred Thirty-Four Dollars ($8,334) per month, payable on the last day of each month that services are performed.

(b)           The Company’s Board of Directors, or compensation committee of the Board of Directors (the “Compensation Committee”), shall review BTI’s compensation annually and compensation increases thereon shall be considered and may be approved, in the sole and unlimited discretion of the Company’s Board of Directors, depending in part on the profits and cash flow of the Company.  If the Company’s Board of Directors elects in its discretion to increase the compensation of BTI at any time or from time to time, the new compensation rate shall, without further action by BTI or the Company, be deemed substituted for the amount set forth above.  At such time, the Agreement shall be deemed amended accordingly (notwithstanding the provisions of Paragraph 7.8 below), and, as so amended, shall remain in full force and effect.

2.2           Commission Payments.   The Company shall award BTI a monthly commission of 1% payment, not to exceed Five Thousand ($5,000) per month, of the royalties recognized and earned by the Company from the sale of its NuroPro and BC SeraPro diagnostic testing products through license agreements signed during the term of the Agreement.

(a)           The Company shall pay commission payments to BTI no later than 30 days after the Company recognizes and earns royalty revenues through the license agreements.

(b)           The Company shall maintain records in sufficient detail for purposes of determining the amount of commission.  The Company shall provide to BTI a written accounting that sets forth the manner in which the commission payment was calculated.

(c)           BTI, or BTI’s agent, shall have the right to inspect the Company’s records for the limited purpose of verifying the calculation of the commission payments, subject to such restrictions as the Company may reasonably impose to protect the confidentiality of the records.  Such inspections shall be made during reasonable business hours as may be set by the Company.

(d)           If the Officer dies or becomes disabled and unable to perform the services as Interim Chief Executive Officer during the term of this Agreement, BTI shall be entitled to commission payments for the remainder of the term of the Agreement.

2.3            Bonuses.  The Company, in the sole and unfettered discretion of its Board of Directors or Compensation Committee, may from time to time award additional cash bonuses to BTI based upon its measure of the Officer’s performance.  Such bonuses may be awarded in a lump sum or may be conditioned upon the future performance

2.4           Expenses.  Upon submission of appropriate invoices or vouchers, the Company shall pay or reimburse the Officer for all reasonable expenses incurred by the Officer in the performance of her duties hereunder in furtherance of the business of the Company.

3.             TERMINATION.

3.1           Termination Upon 30 Days Notice.

(a)           Either party may terminate the Officer’s Agreement for any reason whatsoever, either with or without cause, upon giving the other party no less than thirty (30) days prior written notice of such termination (the “Notice Date”).  The effective date of a termination pursuant to this Paragraph 3.1 shall be such termination date as stated on the notice, provided that the termination date can be no earlier than the 31st day following the day the notice becomes effective pursuant to Paragraph 5.4 below (the “Termination Date”).

3.2           Termination by Mutual Consent.  BTI and the Company may at any time terminate the Agreement by mutual consent in writing upon the terms and conditions stated in such writing.

3.3           Termination Upon Death.   If the Officer dies or becomes disabled, the Agreement shall immediately terminate automatically as of the date of her death or disability.  In such event, the Agreement shall be treated as if it had terminated under the terms of Paragraph 3.1 above, with the date of the Officer’s death or disability serving as both the Notice Date and the Termination Date.

3.4           Transition.  BTI and the Officer shall make a good faith effort to aid the Company in the transition of management necessitated by the termination of the Agreement.  To the extent feasible and/or practical, the Officer shall devote the time and energy necessary to effect said goal of a smooth transition for the successor chief executive officer.  The compensation payable to BTI by the Company pursuant to Paragraph 2.1(a) of this contract shall continue to be paid to BTI during such transition period.

4.            DISCLOSURE

4.1           Disclosure.      BTI is required to disclose any outside activities or interest, including ownership or participation in the development of prior invention, that conflict or may conflict with the best interest of the Company.  Prompt disclosure is required if the activity or interest is related, directly or indirectly, to: any intellectual property of the Company; a product or product line of the Company; a manufacturing process of the Company; or any activity that BTI may be involved with on behalf of the Company.

4.2           Employees of BTI.    BTI employees, if any, who perform services for the Company under this Agreement, and the Officer, shall also be bound by the provision of this Agreement.

5.             PROPRIETARY INFORMATION AND ITEMS.

5.1           Acknowledgments.  BTI acknowledges that (a) the Officer has or will be afforded access to Proprietary Information of the Company or its affiliates; (b) public disclosure of such Proprietary Information could have an adverse effect on the Company and its affiliates; and (c) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of such Proprietary Information.

5.2           Non-Disclosure and Non-Use of Proprietary Information.During the term of this Agreement and for a period of five (5) years thereafter, BTI covenants and agrees that BTI and the Officer (a) shall not disclose to others or use for the benefit of themselves or others, any of the Company’s Proprietary Information, except that BTI or the Officer may disclose such information (i) in the course of and in furtherance of the services with the Company to the extent necessary for the benefit of the Company, (ii) with the prior specific written consent of the Board of Directors of the Company, or (iii) to the extent required by law; and (b) shall take all measures reasonably necessary to preserve the confidentiality of all Proprietary Information of the Company known to BTI and the Officer, shall cooperate fully with the Company’s or its affiliates’ enforcement of measures intended to preserve the confidentiality of all Proprietary Information, and shall notify the Board of Directors immediately upon receiving any request for, or making any disclosure of, any Proprietary Information from or to any person other than an officer or employee of the Company or of one of its affiliates who has a need to know such information.

5.3           Proprietary Information.  For purposes of this Agreement,  “Proprietary Information” means trade secrets, secret or confidential information or knowledge pertaining to, or any other nonpublic information pertaining to the business or affairs of the Company or any of its affiliates, including without limitation, medical imaging software programs (including source code and object code) and design documentation; identities, addresses, backgrounds, or other information regarding licensors, suppliers, customers, sublicenses, potential customers and sublicenses, employees, contractors, or sources of referral; marketing plans or strategies, business or personnel acquisition plans; pending or contemplated projects, ventures, or proposals; financial information (including historical financial statements; financial, capital, or operating budgets, plans or projections; historical or projected sales, royalties and license fees, and the amounts of compensation paid to employees and contractors); trade secrets, know-how, technical processes, or research projects; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing, except information that is generally known in the industry (other than as a result of a disclosure by BTI or the Officer).

5.4           Proprietary Items.   Upon termination or expiration of the Agreement for any reason, BTI and the Officer will immediately return to the Company all Proprietary Items in BTI’s or the Officer’s possession or subject to BTI’s or the Officer’s control, and BTI and the Officer shall not retain any copies, abstracts, sketches, or other physical embodiment of any Proprietary Items.  For purposes of this Agreement, “Proprietary Items” means all documents and tangible items (including all customer lists, memoranda, books, papers, records, notebooks, plans, models, components, devices, or computer software or code, whether embodied in a disk or in any other form) provided to BTI or the Officer by the Company, created by BTI or the Officer, or otherwise coming into BTI’s or the Officer’s possession for use in connection with the engagement with the Company or otherwise containing Proprietary Information (whether provided or created during the term of this agreement or prior thereto).

5.5           Ownership Rights.  BTI and the Officer recognizes that, as between the Company and BTI and the Officer, all of the Proprietary Information and all of the Proprietary Items, whether or not developed by the Officer, are the exclusive property of the Company.  BTI and the Officer agree that all intellectual property of every kind, including without limitation copyright, patent, trademarks, trade secrets, and similar rights, created or developed or realized in connection with the Officer’s performance of any duties or functions as an officer of the Company (collectively, the “Intellectual Property”) shall be the exclusive property of the Company and shall constitute Proprietary Information.  BTI hereby assigns unto the Company all rights, title, and interest that BTI may have to such Intellectual Property and each and every derivative work thereof, and agrees to execute, acknowledge, and deliver, and cause the Officer to execute, acknowledge and deliver, to the Company an assignment to the Company of any right, title, or interest of BTI and the Officer in any and all such Intellectual Property, in such form as may be reasonably requested by the Company.

5.6           Disputes of Controversies.   BTI recognizes that, should a dispute or controversy arising from or relating to a portion of the Agreement (Section 5) be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Proprietary Information may be jeopardized.  BTI agrees that it will use its best efforts to ensure that all pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy.

6.            NON-INTERFERENCE; COMPLIANCE WITH LAW; COOPERATION

6.1           Non-Interference.   During the term of the Agreement and for a period of five (5) years following termination or expiration of the Agreement, BTI covenants and agrees that BTI shall not, directly or indirectly (including through the Officer), for the benefit of BTI or another (a) persuade or attempt to persuade any employee, independent contractor, consultant, agent, supplier, licensor, or distributor of the Company or of any affiliate of the Company to discontinue such person’s relationship with the Company or the affiliate; (b) hire away or solicit to hire away from the Company or from any of its affiliates any employee; (c) otherwise engage or seek to engage any employee or independent contractor of the Company or of any of its affiliates in a business relationship that would or might conflict with such employee’s or independent contractor’s obligations to the Company or affiliate; (d) interfere with the Company’s or any of its affiliates’ relationship with any governmental or business entity, including payor, supplier, licensor, lender, or contractor of the Company or the affiliate; or (e) disparage the Company or any of its affiliates or any of the shareholders, directors, officers, employees, or agents of any of them.

6.2           Cooperation.   During the term of the Agreement with the Company and for a period of five (5) years following the termination or expiration of the Agreement, BTI agrees to cooperate with the Company and its affiliates in connection with any litigation or investigation involving the Company or any of its affiliates or any of the shareholders, directors, officers, employees, or agents of any of them and shall furnish such information and assistance as may be lawfully requested by the Company.

7.             GENERAL PROVISIONS

7.1           Indemnification.   The Company hereby agrees to indemnify and hold harmless BTI and the Officer from and against any and all losses, claims, damages, expenses and/or liabilities which may incur arising out of the normal course of business in carrying out the duties and responsibilities associated with the position of Interim Chief Executive Officer arising from the Officer’s reliance upon and approved use of information, reports and data furnished by and representations made by the Company, with respect to itself, where the Officer in turn distributes and conveys such information, reports and data to the public in the normal course of representing the Company.  Such indemnification shall include, but not be limited to, expenses (including all attorneys’ fees), judgments, and amounts paid in settlement actually and reasonably incurred by BTI or the Officer in connection with an action, suit or proceeding brought against the Company, BTI or the Officer.

7.2           Injunctive Relief.  BTI acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement would be largely irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy.  The Company will have the right, in addition to any other rights it may have (including the right to damages that the Company may suffer), to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.  BTI agrees to request neither bond nor security in connection with any such injunction.  BTI agrees that if BTI or the Officer breaches this Agreement, BTI and the Officer shall be liable for any attorney’s fees and costs incurred by the Company in enforcing its rights under this Agreement.

7.3           Essential, Independent, and Surviving Covenants.

(a)           The parties agree that the covenants in Sections 4, 5, and 6 are essential elements of this Agreement, and without BTI’s agreement to comply with such covenants, the Company would not have entered into this Agreement.

(b)           The covenants in Sections 4, 5, and 6 are independent covenants and the existence of any claim by BTI or the Officer against the Company under this Agreement or otherwise will not excuse the breach by BTI or the Officer of any covenant in Section 4, 5, or 6.

(c)           After the Agreement is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of BTI in Sections 4, 5, and 6.

7.4           Notices.   All notices and other communications which are required or permitted hereunder shall be in writing and shall be sufficient if mailed by certified mail, postage prepaid, and shall be effective three days after such mailing or upon delivery, whichever is earlier, to the following addresses or such other address as the appropriate party may advise each other party hereto:

If to BTI:

Bronco Technology, Inc.
Helen R. Park, CEO
PO Box 30
Huntsville, TX 77342-0030

If to the Company:

Ira L. Goldknopf, President
Power3 Medical Products, Inc.
3400 Research Forest Drive
The Woodlands, TX  77381

7.5           Entire Agreement.   This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof including, without limitation, the Original Agreement.

7.6           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Company, BTI, and their respective successors and permitted assigns, other than as expressly set forth in this Agreement.

7.7           Amendments and Waivers.    Except as set forth in Paragraph 2.1(b) above, this Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment sought.  Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with.  The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.  No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

7.8           Headings.   The paragraph headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to control or affect the meaning or construction of any provision of this Agreement.

7.9           Construction.  The language used in this Agreement will be deemed to be the language chosen by the Company and the Officer to express their mutual intent, and no rule of strict construction shall be applied against either party.

7.10         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.11         Severability.    If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

7.12         Expenses and Attorney’s Fees.   In the event that a dispute arises under this Agreement that results in litigation or arbitration, the prevailing party, as determined by the decision of a court or forum of competent and final jurisdiction, shall be entitled to court costs and reasonable attorney’s fees.  A court or forum of “final” jurisdiction shall mean a court of forum from which no appeal may be taken or from whose decree, decision, judgment, or order no appeal is taken or prosecuted.

7.13         Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles thereof.

7.14         Agreement Preparation.   BTI acknowledges that this Agreement has been prepared by the Company, and BTI has not relied on any representation made by the Company’s or its attorneys.  BTI has had the opportunity to engage an attorney of its choice to review this Agreement on its behalf.  By signing this Agreement, BTI is hereby certifying that BTI (a) received a copy of this Agreement for review and study before executing it; (b) read this Agreement carefully before signing it; (c) had sufficient opportunity before signing the Agreement to ask any questions BTI had about the Agreement and received satisfactory answers to all such questions; and (d) understands BTI’s rights and obligations under the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above but to be effective as of the Effective Date.

BTI:

Bronco Technology, Inc.

By:	/s/ Helen R. Park
Helen R. Park, CEO

COMPANY:

Power 3 Medical Products, Inc.

By:	/s/ Ira L. Goldknopf
Ira L. Goldknopf
Interim Chairman, President, & CSO